As filed with the Securities and Exchange Commission on May 20, 2008
File No. 333-149886

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIBERTY LANE ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	6770	26-2165700
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Liberty Lane
Hampton, New Hampshire 03842
(603) 929-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin P. Clark
One Liberty Lane
Hampton, New Hampshire 03842
(603) 929-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ralph Arditi, Esq. Jennifer A. Bensch, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Raymond Check, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 is filed solely for the purpose of adding certain exhibits to the Registration Statement and amending “Part II — Item 16. Exhibits and Financial Statement Schedules.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee	$15,818
FINRA filing fee	40,750
Listing fees	75,000
Accounting fees and expenses	70,000
Printing and engraving expenses	100,000
Legal fees and expense	725,000
Miscellaneous	23,432

Total	$1,050,000

Item 14.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation will provide that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our amended and restated certificate of incorporation will provide, in part:

“The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.”

Prior to the completion of this offering, we intend to enter into indemnification agreements with our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, prior to the completion of this offering, we intend to obtain directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

On March 14, 2008, our sponsor entered into an agreement with us pursuant to which it purchased 3,264,000 shares of our common stock and 8,703,000 warrants to purchase shares of our common stock, with an exercise price of $7.50 per share for 4,351,500 of the initial warrants and an exercise price of $10.00 per share for the remaining 4,351,500 of the initial warrants, for an aggregate amount of $25,000. Such shares and warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Additionally, on March 14, 2008, our sponsor entered into an agreement with us pursuant to which our sponsor committed to purchase from us 3,500,000 warrants (or 4,025,000 warrants if the underwriter exercises its option to purchase additional units in full), with an exercise price of $7.50 per share, for a purchase price of $1.00 per warrant (for a total purchase price of $3,500,000, or $4,025,000 if the underwriter exercises its option to purchase additional units in full). This agreement was entered into in reliance on Section 4(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to any such sales.

Item 16.  Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit
No.		Description

1	.1*	Form of Underwriting Agreement.
3	.1**	Form of Amended and Restated Certificate of Incorporation.
3	.2**	Form of Amended and Restated By-laws.
4	.1**	Specimen Unit Certificate.
4	.2**	Specimen Common Stock Certificate.
4	.3**	Specimen Warrant Certificate.
4	.4**	Form of Warrant Agreement between the Registrant and American Stock Transfer & Trust Company.
5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10	.1**	Form of Letter Agreement among the Registrant, Goldman, Sachs & Co. and Liberty Lane Funding LLC.
10	.2**	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant.
10	.3**	Form of Services Agreement between Liberty Lane Partners and Registrant.
10	.4**	Promissory Note issued to Liberty Lane Funding LLC.
10	.5**	Form of Registration Rights Agreement among the Registrant and initial stockholders.
10	.6**	Initial Securities Subscription Agreement between the Registrant and Liberty Lane Funding LLC.
10	.7**	Warrant Subscription Agreement between the Registrant and Liberty Lane Funding LLC.
10	.8**	Form of Letter Agreement among the Registrant, Goldman, Sachs & Co. and Liberty Lane Partners.
10	.9**	Form of Director and Officer Indemnification Agreement.
10	.10**	Form of Letter Agreement among the Registrant, Goldman, Sachs & Co. and W. Clayton Stephens.
10	.11**	Form of Letter Agreement among the Registrant, Goldman, Sachs & Co. and Simon B. Rich.
10	.12**	Form of Letter Agreement among the Registrant, Goldman, Sachs & Co. and Bruce L. Koepfgen.

Exhibit
No.		Description

10	.13**	Form of Letter Agreement among the Registrant, Goldman, Sachs & Co. and Koepfgen Investments LLC.
10	.14**	Form of Letter Agreement among the Registrant, Goldman, Sachs & Co. and Paul M. Montrone.
10	.15**	Form of Letter Agreement among the Registrant, Goldman, Sachs & Co. and Paul M. Meister.
10	.16**	Form of Letter Agreement among the Registrant, Goldman, Sachs & Co. and Kevin P. Clark.
14	**	Form of Code of Ethics.
23	.1**	Consent of Rothstein, Kass & Company, P.C.
23	.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24	**	Power of Attorney (included on signature page of this Registration Statement).
99	.1**	Form of Audit Committee Charter.
99	.2**	Form of Nominating Committee Charter.

*	Filed herewith.

**	Previously filed.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hampton, New Hampshire, on the 20th day of May 2008.

LIBERTY LANE ACQUISITION CORP.

By:	/s/ Paul M. Meister
Name:   Paul M. Meister

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

* Paul M. Montrone	Chairman of the Board	May 20, 2008

/s/ Paul M. Meister Paul M. Meister	Chief Executive Officer, President and Director (principal executive officer)	May 20, 2008

/s/ Kevin P. Clark Kevin P. Clark	Vice President, Secretary and Treasurer (principal financial and accounting officer)	May 20, 2008

* Bruce L. Koepfgen	Director	May 20, 2008

* Simon Rich	Director	May 20, 2008

* W. Clayton Stephens	Director	May 20, 2008

*By: /s/ Kevin P. Clark Kevin P. Clark Attorney-In-Fact